EXHIBIT 5.1

Opinion and Consent of Jones Day

October 18, 2007

ACI Worldwide, Inc.
120 Broadway, Suite 3350
New York, New York, 10271

Re: Registration Statement on Form S-8 Filed by ACI Worldwide, Inc.

Ladies and Gentlemen:

We have acted as counsel for ACI Worldwide, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933 (the “Act”) 2,000,000 additional shares (the “Shares”) of common stock, $0.005 par value per share, of the Company that may be issued or delivered and sold pursuant to the Company’s 2005 Equity and Performance Incentive Plan (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued or delivered and sold pursuant to the Plan and the related authorized forms of stock option, restricted stock or other applicable award agreements thereunder, will be validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements thereunder will be in full force and effect at all times at which such Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion set forth above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company (the “Board of Directors”) or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day